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COMPTROLLER OF THE CURRENCY
ADMINISTRATOR OF NATIONAL BANKS
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WASHINGTON, D.C. 20219

                       CERTIFICATE OF CORPORATE EXISTENCE

I, John D. Hawke, Jr., Comptroller of the Currency, do hereby certify that:

1. The Comptroller of the Currency, pursuant to Revised Statutes 324, et seq., as amended, 12 U.S.C. 1, et seq., as amended, has possession, custody and control of all records pertaining to the chartering of all National Banking Associations.

2. "Deutsche Bank National Trust Company," Los Angeles, California, (Charter No. 18608) is a National Banking Association formed under the laws of the United States and is authorized thereunder to transact the business of banking on the date of this Certificate.


                       IN TESTIMONY WHEREOF, I have hereunto subscribed my name and caused my seal of office to be affixed to these presents at the Treasury Department in the City of Washington and District of Columbia, this April 29, 2003.

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                       /s/  John D. Hawke, Jr.
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                       COMPTROLLER OF THE CURRENCY